------------------
FORM 4
------------------
                                                   STATEMENT OF
                                         CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person*
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Last)            LAUER
     ----------------- ------------------------------------------------------------------------------------------------------------
     (First)           THOMAS
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Middle)          W.
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Street)          5975 Castle Creek Parkway, North Drive
     ----------------- ------------------------------------------------------------------------------------------------------------
     (City)            Indianapolis
     ----------------- ------------------------------------------------------------------------------------------------------------
     (State)           IN
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Zip)             46250
     ----------------- ---------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- -------------------------------------
     (Issuer Name)                         ITT Educational Services, Inc.
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Ticker or Trading Symbol)            ESI
     ----------------- ------------------------------------------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ----------------- ------------------------------------------------------------------------------------------------------------
     (I.D. Number)
     ----------------- ------------------------------------------------------------------------------------------------------------

4.   Statement for Month/Year
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Month)           November
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Year)            2001
     ----------------- ------------------------------------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Month)
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Day)
     ----------------- ------------------------------------------------------------------------------------------------------------
     (Year)
     ----------------- ------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
       X
     ----------------- ------------------------------------------------------------------------------------------------------------
      / /    (Director)
     ----------------- ------------------------------------------------------------------------------------------------------------
      /X/    (Officer, Include title)             Senior Vice President
     ----------------- ------------------------------------------------------------------------------------------------------------
      / /    (10% Owner)
     ----------------- ------------------------------------------------------------------------------------------------------------
      / /    (Other, specify)
     ----------------- ------------------------------------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
       X
     ----------------- ------------------------------------------------------------------------------------------------------------
      /X/    Form filed by One Reporting Person
     ----------------- ------------------------------------------------------------------------------------------------------------
      / /    Form filed by More than One Reporting Person
     ----------------- ------------------------------------------------------------------------------------------------------------


     ----------------- ------------------------------------------------------------------------------------------------------------
                            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
     ----------------- ------------------------------------------------------------------------------------------------------------

--------------------------------- -----------  --------------- --------------------------- -------------- ------------ ------------
1.Title of Security               2.Transac-   3. Transaction  4. Securities Acquired      5. Amount of   6.           7. Nature of
(Instr.3)                         tion Date    Code (Instr.8)  (A) or Disposed of (D)      Securities     Ownership    Indirect
                              (Month/Day/Year)                 (Instr. 3, 4, and 5)        Beneficially   Form:        Beneficial
                                                                                           Owned at End   Direct (D)   Ownership
                                                                                           of Month       or Indirect  (Instr.4)
                                                                                           (Instr. 3 &    (I)
                                                                                           4)             (Instr.4)
------------------------------------ ----------- ----------------                          -------------- ------------- -----------
------------------------------------ ----------- -------- ------- --------- -------- -------------------- ------------- -----------
                                                 Code       V     Amount    (A)      Price
                                                                                 or
                                                                            (D)
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/14/01    M              2,400      A       $21.69
                                                                  shares
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/14/01    S              2,400      D       $38.00
                                                                  shares
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/15/01    M              17,600     A       $21.69
                                                                  shares
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/15/01    S              17,600     D       $37.08
                                                                  shares
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/16/01    M              5,000      A       $21.69
                                                                  shares
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/16/01    S              4,800      D       $37.00
                                                                  shares
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------
Common Stock                           11/16/01    S              200        D       $37.10    6,860          D
                                                                  shares                       shares

                                                                                                 748                       By 401(k)
                                                                                               shares(1)      I             Plan
------------------------------------ ----------- -------- ------- --------- -------- -------- -------------- ------------- --------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instructions 4(b)(v).

------------------------------------
FORM 4 (CONTINUED)
------------------------------------

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                              TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------

--------------- ------------- ---------------- --------------- ----------------------------------- --------------------------------
1. Title of     2.            3. Transaction   4. Transaction  5. Number of Derivative Securities  6. Date Exercisable and
Derivative      Conversion    Date             Code (Instr.8)  Acquired (A) or Disposed of (D)     Expiration Date (Month/Day/Year)
Security        or Exercise   (Month/Day/Year)                 (Instr.3,4, and 5)
(Instr.3)       Price of
                Derivative
                Security



--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------
                                                  Code       V   (A)                      (D)       Date            Expiration Date
                                                                                                    Exercisable
--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------
 Stock Option     $21.69          11/14/01         M                                       2,400           (2)              1/15/09
(Right to Buy)
--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------
 Stock Option     $21.69          11/15/01         M                                      17,600           (2)              1/15/09
(Right to Buy)
--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------
 Stock Option     $21.69          11/16/01         M                                       5,000           (2)              1/15/09
(Right to Buy)
--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

--------------- -------------- ---------------- -------- ------- ------------------------ -------- ---------------- ---------------

-----------------------------------------------------------------------------------------------------------------------------------
                         TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------- --------------- ---------------------- -------------------- ------------------------
7. Title and Amount of Underlying Securities   8. Price of     9.Number of            10. Ownership Form   11. Nature of Indirect
(Instr.3 and 4)                                Derivative      Derivative Securities  of Derivative        Beneficial Ownership
                                               Security        Beneficially Owned at  Security: Direct     (Instr.4)
                                               (Instr.5)       End of Month (Instr.4) (D) or Indirect
                                                                                      (I) (Instr.4)
-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------
Title                              Amount or
                                   Number of
                                   Shares
-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------
Common Stock                          2,400
-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------
Common Stock                         17,600
-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------
Common Stock                          5,000                        0                      D
-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

-------------------------------- ------------- --------------- ---------------------- -------------------- ------------------------

Explanation of Responses:
(1) From April 21, 2000 through November 23, 2001, the reporting person acquired 59 shares of ESI common stock under the ESI
401(k) plan.
(2) The option vested in three equal installments on January 13, 1999, 2000 and 2001.


**Intentional misstatements or omissions of facts constitute Federal             /s/   Thomas W. Lauer                 12/1/01
                                                                                -------------------------------   -----------------
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).                 **Signature of Reporting Person          Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                  To view the actual filing form and general Instructions go to: www.sec.gov/smbus/forms/form4.htm
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